Exhibit 10.21

CPM MEDICAL CONSULTANTS, LLC

AMENDMENT TO THE STOCKING AND SUBDISTRIBUTION AGREEMENT

This amendment to the stocking and subdistribution agreement ("Amendment"), dated as of January 1st, 2020 ("Effective Date"), is entered into by and between CPM Medical Consultants, LLC, a Texas Limited Liability Company having its principal place of business at 1565 N. Central Expressway, Suite 200, Richardson, TX 75080 ("Distributor"), and MedUSA Group, LLC, a Texas series limited liability company having its principal place of business at Dominion Plaza 17304 Preston Rd, ste 800 Dallas, Tx 75252 ("Subdistributor", and together with Distributor, the "Parties," and each, a "Party").

Whereas, both Parties agree to amend the agreement to allow the Distributor to bill all revenues for the Subdistributor and pay the Subdistributor a rate of 45% of the total sales of the case.

Compensation will be made on all collected sales by the 15th of the following month.

Now therefore, the parties hereto agree that the Agreement is amended as follows:

1.	The amendment to the Agreement is amended to change the billing and commission rate
2.	Except as amended hereby, the Agreement remains in full force and effect as written.

In Witness Whereof, both parties have executed this Amendment effective as of the Effective Date.

CPM Medical Consultants, LLC	MedUSA Group, LLC
/s/ Christopher C. Reeg	/s/ Mark W. Brooks
Name: Christopher C. Reeg	Name: Mark W. Brooks
Title: COO	Title: Manager
Date: February 24, 2020	Date: February 24, 2020